EXHIBIT 99.1
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                                                        IMMEDIATE RELEASE

                                                        CONTACT
                                                        Mary Brevard
                                                        Phone:  312/322-8683




              BORG-WARNER AUTOMOTIVE ACQUIRES KUHLMAN CORPORATION;
                        GLOBALIZES TURBOCHARGER BUSINESS

Chicago, Illinois, March 1, 1999 -- Borg-Warner Automotive, Inc. (NYSE: BWA) today announced that it has completed the acquisition of Kuhlman Corporation (NYSE: KUH), a leading supplier of turbochargers and other highly engineered components for commercial vehicles, for $39 per share, or approximately $680 million.

         The merger transaction included both cash and approximately $150 million, or about 3.3 million shares, of BWA stock and the assumption of debt. Significant synergies are anticipated and the transaction is expected to be accretive in 1999.

         "Engine technology is driving our growth and the acquisition of Kuhlman firmly positions us to capitalize on changing technology worldwide," said John
F. Fiedler, chairman and chief executive officer. "With our expertise in automotive engine systems and Kuhlman's presence in commercial vehicles, this purchase significantly strengthens BWA's growth platform, expands our customer base and enhances our ability to outpace vehicle industry growth in both sales and earnings. We expect our engine components and systems businesses to increase to almost half of our anticipated $2.5 billion combined worldwide sales in 1999. The move to direct injected and overhead cam engines, fueled by concerns for air quality, fuel economy and performance, makes engine systems our fastest growing business."

         The terms of the merger allowed Kuhlman shareholders to elect, subject to proration, to receive either $39 in cash or .85545 of a share of Borg-Warner Automotive common stock for each share of Kuhlman common stock. Based on preliminary information from the exchange agent, the cash portion of the merger was over-subscribed. Accordingly, approximately 400,000 of the 14 million Kuhlman shares for which a cash election was made will be converted into Borg-Warner Automotive stock.

                                    - More -
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Borg-Warner Automotive Completes Kuhlman Corporation Acquisition - Page 2


         Kuhlman Corporation's Schwitzer Group represented about $460 million or 60% of 1998 revenue of $762 million. The largest part of the group is turbochargers, followed by fuel systems, cooling systems and HVAC. Customers include major original equipment commercial vehicle makers in North America and Europe. The group employs about 2,600 people in 18 facilities in 4 countries.

         With the acquisition of Kuhlman Corporation, Borg-Warner Automotive will combine Kuhlman's Schwitzer Group's turbocharger and cooling systems business with its 3K-Warner turbocharger business in Europe. BWA Turbo Systems will report to Ronald Ruzic, group president. Reporting to Ruzic will be Tim Campbell, president and general manager of BWA Turbo Systems, and Karl Walther, assistant to the group president. Walther headed 3K-Warner and Campbell had been president of the Schwitzer Group. Kuhlman's Kysor/Snyder fuel tank business, headed by Jim Christians, general manager, will report to Gary Fukayama, group president.

          BWA Chairman John Fiedler noted that Kuhlman's $300 million electrical transformer and wire and cable businesses are outside BWA's strategic focus and are expected to be sold in the near future. Morgan Stanley Dean Witter has been retained to facilitate the sale.

         Kuhlman's corporate headquarters in Savannah, Georgia will be closed immediately.

         Chicago-based Borg-Warner Automotive, Inc. is a product leader in highly engineered components and systems primarily for vehicle powertrain applications. The company operates manufacturing facilities in 12 countries serving North America, Europe and Asia. Customers include Ford,
Daimler-Chrysler, General Motors, Toyota, and VW.

                                      ####

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Cautionary Statements filed as Exhibit 99.1 to the Form 10-K for the fiscal year ended December 31, 1997.

NOTE: Borg-Warner Automotive press releases are available on the Internet at HTTP://WWW.BWAUTO.COM or via Company News On-Call:http://www.prnewswire.com, or via fax, 800-758-5804, ext. 120941.